[logo] TERRA                                               Terra Industries Inc.
                                                               600 Fourth Street
                                 Exhibit 99.1                      P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

                   TERRA PLANS TO RESTART BLYTHEVILLE FACILITY

Sioux City, Iowa (September 16, 2003)--Terra Industries Inc. (NYSE symbol: TRA) announced plans to resume ammonia and urea production at its Blytheville, Ark., facility on or around October 1, 2003. Blytheville suspended production on July 1, 2003 because of continuing high natural gas costs and the seasonal decline in nitrogen fertilizer demand and prices. Terra recorded a $53.1 million charge during the 2003 second quarter as an "Impairment of long-lived assets" because management concluded that future market conditions may not justify the ongoing investment in maintenance and replacement capital necessary to extend Blytheville's operations for the remainder of its useful life.

The restart is in response to higher urea selling prices and improved seasonal demand. Terra expects Blytheville's production to continue through at least April 30, 2004.

"We are very pleased that urea markets have improved to the point where we can restart our Blytheville facility and plan on at least seven months of production," said Terra's President and CEO Michael L. Bennett. Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.'s most recent report on Form 10-K and Terra Industries Inc.'s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:    Terra Industries' news announcements are also available on its web site, www.terraindustries.com.